Exhibit 99.1

News Release

UAL Corporation Boosts Liquidity by Approximately $1.2 Billion,

Completes Chase Agreement

CHICAGO, Sept. 18, 2008 – UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, completed the amendment of its co-branded card marketing services agreement with Chase Bank, as well as amended its credit card processing agreement with Chase/Paymentech L.L.C. These agreements boost United’s liquidity by approximately $1.2 billion, including $1.0 billion in the short term and an additional $200 million over the next two years.

“This is one of the many steps we are taking to improve our liquidity and increase the amount of cash we have on hand to strengthen our business for all our stakeholders in this volatile fuel environment,” said Jake Brace, executive vice president and chief financial officer.

Under the terms of the agreement, United has received an additional $600 million from Chase in consideration for the advance purchase of frequent flyer miles and for extending the agreement. As part of the transaction, United has granted a security interest in various assets, including specified intangible Mileage Plus assets. United continues to have more than $3 billion in unencumbered hard assets to use to raise additional liquidity if needed.

With its amended credit card processing agreement, United realizes a return of more than $350 million of restricted cash back to the company compared to its prior reserve requirement.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,200* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 975 destinations in 162 countries worldwide. United’s 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*	Based on the flight schedule between Jan. 1, 2008 and Dec. 31, 2008.

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The United Building, 77 West Wacker Drive, Chicago, Illinois 60601